Exhibit 23.1

September 21, 2011

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ChipMOS TECHNOLOGIES (Bermuda) LTD. SHARE OPTION PLAN 2011 of our report dated March 15, 2011, relating to the consolidated financial statements of ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

Yours faithfully,

/s/ Moore Stephens

Certified Public Accountants

Hong Kong